Exhibit 10.1
RESTRICTIVE COVENANT
between
Kudelski S.A., CH- [Address],
-hereinafter referred to as “Kudelski S.A.“-
and
Robert Schneider, A- Salzburg [Address]
-hereinafter referred to as “Mr. Schneider“-
Preamble
SCM Microsystems, Inc. (“SCM”) and Kudelski S.A. have entered into an Asset Purchase Agreement dated April 5, 2006 concerning the Digital TV business (the “Business”) of SCM and its affiliates (“APA”). The APA provides in its Sec. 4.14 for a restrictive covenant that protects Kudelski S.A. and its subsidiaries against certain competitive actions of SCM and its affiliates (as defined in the APA, hereinafter “SCM Affiliate”); the content of sec. 4.14 is shown in Exhibit 1 to this Agreement. In view of the fact that Mr. Schneider is founder, major stock owner and CEO of SCM and Managing Director of SCM Microsystems GmbH, Kudelski S.A. has made it a condition to closing of the APA that Mr. Schneider will accept certain restrictions to his ability to compete with Kudelski S.A. and its subsidiaries after SCM’s sale of the Digital TV business to Kudelski S.A. and its subsidiaries.
Having said this, parties agree as follows:
§ 1 Restrictive Covenant
As far as Mr. Schneider acts as an individual, during or after an employment or involvement in any capacity with SCM or a SCM Affiliate or for any SCM Successor, Mr. Schneider shall refrain from developing, designing, manufacturing or selling products that directly compete with the digital television security solution products of the Business that exist as of the date hereof.
This prohibition applies irrespective of whether the activities of Mr. Schneider are direct or indirect, whether they are carried out (i) as an employee, officer or director of a third party, (ii) as a consultant or self-employed, or (iii) as an entrepreneur directly or through any legal entity or any organization; provided that Mr. Schneider may (i) as a mere investor, own securities in any publicly held company, but only to the extent Mr. Schneider owns of record or beneficially less than 2% of the outstanding beneficial ownership of such company and (ii) hold securities of any SCM Successor received in connection with a SCM Acquisition.
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This restrictive covenant shall end two years after the date hereof.
§ 2 SCM Successors
This Agreement shall not apply to, restrict or bind, in any way, (a) SCM or Mr. Schneider with respect to the production and sale of digital media readers, including those that might be used in digital television, or (b) any person that may at any time in the future (i) acquire the SCM or any of its Affiliates or any of the assets or properties of the SCM or any of its Affiliates, (ii) be acquired by the SCM or any of its Affiliates, (iii) merge or consolidate with or into the SCM or any of its Affiliates, or (iv) otherwise succeed to the business or operations of the SCM or any of its Affiliates (collectively, a “SCM Acquisition“ and such ‘person’ referred to in this Agreement as “SCM-Successor”), in each case, whether or not Mr. Schneider is employed by or affiliated with SCM or any such SCM Successor.
For avoidance of doubt regarding the demarcation between § 1 and § 2 parties agree as follows: After a SCM Acquisition Mr. Schneider can remain employed with and can act as legal representative (e.g. CEO) of SCM, a SCM Affiliate or a SCM-Successor, but will have to refrain from developing, designing, manufacturing or selling products that directly compete with the digital television security solution products of the Business that exist as of the date hereof. However, if following a SCM Acquisition a SCM-Successor directly competes with the digital television security solution products of the Business that exist as of the date hereof, Mr. Schneider cannot be appointed into the position, or -as the case may be- will have to resign from the position, of a legal representative (e.g. CEO) of the SCM-Successor.
§ 3 Miscellaneous
As the market for the aforementioned software, silicon products and conditional access module products is a worldwide market, the restrictive covenant set forth in above § 1 shall apply globally.
Mr. Schneider acknowledges and agrees that non-compliance with the terms of this Agreement (or any threat thereof) by Mr. Schneider would cause material irreparable damage to Kudelski and that damages may be inadequate, and that, in addition to all other remedies which it may have, including damages, Kudelski or its subsidiaries will be entitled to specific performance and injunctive or other equitable relief. No delay or failure in exercising any right, power or privilege hereunder shall be construed to be or operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or otherwise legally available.
If Mr. Schneider infringes any provisions of this Restrictive Covenant, Kudelski S.A. or any of its subsidiaries may — provided that such infringement is proven but without being subject to any requirement to provide a proof of loss — claim a contractual penalty in the amount of 25,000.00 Euro (twenty-five-thousand Euro) for any one case of non-compliance. In the event of a continuing infringement of this Restrictive Covenant, such contractual penalty shall be due for every month or part of a month in
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which the infringement continues. Kudelski S.A. or any of its subsidiaries reserves the right to the assertion of further rights arising from an infringement, in particular the assertion of additional damages, if it can prove that its loss exceeds the amount of the contractual penalty due
This Agreement is subject to German law. The parties submit for all contractual and extra contractual disputes arising from this Agreement to the local and international exclusive jurisdiction of the courts having jurisdiction for Munich, Germany, provided, however, that Kudelski or any of its subsidiaries shall have the right to bring an action for a preliminary injunction in any court having jurisdiction over any such place where a breach of this Agreement shall have, or shall have allegedly, occurred.
Alterations and/or amendments to this Agreement require written form to be valid; the same applies for this written form requirement.
If any provision of this Agreement is or becomes invalid or unenforceable, the validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby. Parties undertake to agree to replace the unenforceable provision by a provision permitted by statute which most approximates the intended economic result of the invalid provision. The same shall apply for a gap in this Agreement.
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Location:	Cheseaux, Switzerland
Date:	May 22, 2006

Kudelski S.A.
represented

By:	/s/ Nicolas Goetschmann
Name: Nicolas Goetschmann
Title: Corporate Secretary

By:	/s/ Jean - Jacques Duvinsin
Name: Jean - Jacques Duvinsin
Title: VP Finance and Administration
[Signature Page to Robert Schneider Restrictive Covenant]
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Location:	Ismaning Germany
Date:	May 22, 2006

/s/ Robert Schneider

Robert Schneider
[Signature Page to Robert Schneider Restrictive Covenant]
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